EXHIBIT 10.1
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 12, 2005)
2007-2008 OFFICER PERFORMANCE INCENTIVE
AWARD AGREEMENT

Participant Name	Jonathan J. Judge
Award Date	July 12, 2007
Performance Period	June 1, 2007 through May 31, 2008
Total Target Value	$1,830,000
     1. Grant of Award. This 2007-2008 Officer Performance Incentive Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the Performance Award (the “Award”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “Plan”). The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement are defined in the Plan. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
     2. Target Value and Components. The Total Target Value of the Award is set forth above and consists of three components: (a) the Revenue Component; (b) the Operating Income Component; and (c) the Operating Income to Revenue Ratio Component. The Total Target Value or the value of any of its components may be reduced by the Committee in its sole discretion.
     3. Requirement of Employment. Your rights to the Actual Value (as that term is defined below) under Section 5, shall be provisional and shall be canceled in whole or in part, as determined by the Committee in its sole discretion if your continuous employment with the Company terminates for any reason other than death or Disability on or before the last day of the Performance Period. Whether and as of what date your employment with the Company shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion. In the event of your death or Disability, you or your estate shall be entitled to receive a pro-rata payment of the Actual Value of the Award based on the ratio of the number of days from the beginning of the Performance Period through the date of your death or Disability and the total number of days in the Performance Period.

     4. Determination of Value.
          (a) Potential Value and Actual Value. As soon as practicable after the last day of the Performance Period and prior to the payment of the Award, the Committee shall determine the Revenue Value as of the last day of the Performance Period, if any, as provided in Section 4(b), the Operating Income Value as of the last day of the Performance Period, if any, as provided in Section 4(c), and the Operating Income to Revenue Ratio Value as of the last day of the Performance Period, if any, as provided in Section 4(d). The sum of the Revenue Value, Operating Income Value and the Operating Income to Revenue Ratio Value shall be the Potential Value of the Award as so determined. The Committee may, in its sole discretion, then reduce, but not increase, the Potential Value to determine the Actual Value of the Award.
          (b) Revenue Value. The Revenue Value shall be the Total Target Value, multiplied by the Revenue Payment Percentage from Exhibit A, based on the Revenue for the Performance Period. “Revenue” for the Performance Period means Total Service Revenue for the Performance Period.
          (c) Operating Income Value. The Operating Income Value shall be the Total Target Value, multiplied by the Operating Income Payment Percentage from Exhibit A, based on the Operating Income for the Performance Period. “Operating Income” means Operating Income, less Interest on Funds Held for Clients, for the Performance Period.
          (d) Operating Income to Revenue Ratio Value. The Operating Income to Revenue Ratio Value shall be the Total Target Value, multiplied by the Operating Income to Revenue Ratio Payment Percentage from Exhibit A, based on the Operating Income to Revenue Ratio for the Performance Period. “Operating Income to Revenue Ratio” for the Performance Period means (i) Operating Income, less Interest on Funds Held for Clients, for the Performance Period, over (ii) Total Service Revenue for the Performance Period.
          (e) Calculation. In determining the Potential Value of the Award, “Total Service Revenue,” “Operating Income” and “Interest on Funds Held for Clients” for a specified period shall mean the total service revenue, operating income and interest on funds held for clients for such period, respectively, each as reported in the Company’s annual audited financial statements for such period, but in each case excluding the following (each, an “Exclusion Item”): asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to entering or exiting certain business activities; and gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt, or other unusual items. In addition to its general authority to reduce the Potential Value, when determining the Actual Value of the Award, the Committee may, in its sole discretion, take into consideration the effect of the inclusion of one or more of the Excluded Items, provided, however, that the Actual Value may not exceed the Potential Value as determined pursuant to this Section 4.
          (f) Committee’s Determinations Final. The Committee’s determination of the Revenue Value, Operating Income Value, Operating Income to Revenue Ratio Value,

Potential Value and Actual Value pursuant to this Award Agreement shall be final, binding and conclusive upon you and all persons claiming under or through you.
     5. Payment of Award. The Actual Value, as determined pursuant to Section 4, if any, shall become payable to you in cash as promptly as practicable following the determination of such amount by the Committee, but in no event later than the March 15th of the calendar year following the calendar year in which the Performance Period ends (the “Payment Date”). Any payment made in respect of the Award will be reduced by the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such payment.
     6. Miscellaneous.
          (a) Qualified Performance-Based Compensation. The Award is intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, and this Award Agreement shall be interpreted and the Award shall be administered consistent with such intention.
          (b) Section 409A. The Award is intended to be exempt from the requirements of Section 409A of the Code, and this Award Agreement shall be interpreted and the Award shall be administered consistent with such intention.
          (c) Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
          (d) No Right to Employment. Neither the Plan, the granting of the Award nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
          (e) Nontransferable. The Award may not be sold, assigned, transferred, pledged or encumbered in any way prior to the payment thereof, whether by operation of law or otherwise.
          (f) Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.
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EXHIBIT A
(dollars in thousands)
Revenue Payment Percentage

Revenue	Payment Percentage
$1,904,000	7.50%
$1,962,900	25.00%
$2,277,000	45.00%
Operating Income Payment Percentage

Operating Income	Payment Percentage
$675,500	7.50%
$696,400	25.00%
$807,800	45.00%
Operating Income to Revenue Ratio Payment Percentage

Operating Income to Revenue Ratio	Payment Percentage
34.4%	15.00%
35.5%	50.00%
41.2%	90.00%
If an actual performance level falls between two performance levels shown on the above grids, then the applicable payment percentage will be determined using straight-line interpolation.

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